UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2014

Lancaster Colony Corporation
(Exact name of registrant as specified in its charter)

Ohio	000-04065	13-1955943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 West Broad Street Columbus, Ohio		43215
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	614-224-7141

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
On January 30, 2014, Lancaster Colony Corporation entered into a material definitive agreement and announced that it had sold effectively all of the net operating assets of its candle manufacturing and marketing operations to an affiliate of Centre Lane Partners, LLC, a New York private investment firm, for approximately $28 million in cash, subject to customary post-closing adjustments. Net proceeds from the sale, as subject to the customary post-closing adjustments, are expected to total approximately $27 million, exclusive of the tax benefit anticipated to be realized from the loss incurred. This transaction is expected to result in a pretax loss of approximately $43 to $45 million, and completes the divestiture of the company’s active nonfood operations.
The foregoing description of the sale of substantially all of the net assets of Lancaster Colony Corporation's candle manufacturing and marketing operations is not intended to be complete and is qualified it its entirety by the terms of the Asset Purchase Agreement filed herewith as Exhibit 2.1.
Item 2.01    Completion of Acquisition or Disposition of Assets
The disclosure contained in “Item 1.01 — Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.
Item 7.01    Regulation FD Disclosure
On January 30, 2013, Lancaster Colony Corporation issued a press release in connection with the matters described above, A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference.
Item 9.01    Financial Statements and Exhibits
(b)    Pro Forma Financial Information:
The unaudited Pro Forma Financial Information is attached hereto as Exhibit 99.2 and is incorporated herein by reference.
(d)    Exhibits:

2.1	Asset Purchase Agreement Between Lancaster Colony Corporation and CL Products International, LLC, dated as of January 30, 2014

99.1	Press Release dated January 30, 2014

99.2	The Unaudited Pro Forma Financial Information

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
LANCASTER COLONY CORPORATION
(Registrant)

Date: January 30, 2014	By: /s/JOHN L. BOYLAN
John L. Boylan
Treasurer, Vice President,
Assistant Secretary,
Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description	Located at
2.1	Asset Purchase Agreement Between Lancaster Colony Corporation and CL Products International, LLC, dated as of January 30, 2014	Filed herewith
99.1	Press Release dated January 30, 2014	Filed herewith
99.2	The Unaudited Pro Forma Financial Information	Filed herewith